Exhibit 99.1

VALENTIS ELECTS NEW MEMBERS TO BOARD OF DIRECTORS

Burlingame, Calif., January 31, 2003 — /PRNewswire/ — Valentis, Inc. (Nasdaq: VLTSD) announced today that Dennis J. Purcell and Reinaldo M. Diaz have been elected to its Board of Directors.

Mr. Purcell is a senior managing partner of the Perseus-Soros BioPharmaceutical Fund, L.P.  Mr. Purcell is responsible for the overall management of the fund, which is dedicated to making private equity investments in the life sciences industry and is also a significant investor in the Company.  Prior to joining Perseus Soros, Mr. Purcell served as Managing Director of Life Sciences Investment Banking at Chase H&Q (formerly Hambrecht & Quist) for over five years.  Dennis has often been cited as one of the life sciences sector’s leaders.  He was honored in the “Biotech Hall of Fame” by Genetic Engineering News in June 1998 and named to the Biotechnology All-Stars list by Forbes ASAP in May 1999.  Dennis remains as an Advisory Director for Chase H&Q.  Prior to joining H&Q, Dennis was a Managing Director in the Healthcare Group at PaineWebber, Inc.  Dennis currently serves on the Bioethics Committee of The Biotechnology Organization.

Mr. Diaz, who also serves on the Board of Directors of Medrium, Inc., a provider of web-based medical practice management systems, and Berkeley Heart Labs, Inc., an advanced cardiovascular testing and e-healthcare company, has previously worked with a broad range of healthcare companies.  He has particular expertise in the funding of novel pharmaceutical compounds developed by emerging biopharmaceutical companies.  In the past, he has served on the Boards of Directors of such companies as Alkermes, Inc., Amgen Development Corporation, Genentech Development Co. and Genzyme Development Co.  Mr. Diaz is also a founder of the Diaz & Altschul Group, LLC (D & A Group), a merchant bank focused on the healthcare industry.  Diaz & Altschul Advisors, LLC (a subsidiary of the D & A Group) is the investment advisor to two private investment funds, the Delta Opportunity Fund, Ltd. and the Delta Opportunity Fund (Institutional), L.L.C., that have made significant investments in the Company.

Messrs. Diaz and Purcell are filling two of the vacancies created by the resignations of Drs. Raju Kucherlapati, Bert W. O’Malley and John S. Schroeder.  Doctors Schroeder and O’Malley are remaining with the company as scientific advisors.

Valentis is converting biologic discoveries into innovative products.  The Company’s lead product is the del-1 angiogenesis gene formulated with one of the Company’s proprietary polymer delivery systems.  The Company is developing its other technologies, the GeneSwitch® and DNA vaccine delivery technologies, through partnerships with pharmaceutical and biotechnology companies. Additional information is available at http://www.valentis.com.

Statements in this press release that are not strictly historical are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  The words “believes,” “expects,” “intends,” “anticipates,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-

looking.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Factors that could affect Valentis’ actual results include the need for additional capital, the early stage of product development, uncertainties related to clinical trials, and uncertainties related to patent position.  There can be no assurance that Valentis will be able to develop commercially viable gene-based therapeutics, that any of the Company’s programs will be partnered with pharmaceutical partners, that necessary regulatory approvals will be obtained, or that any clinical trial will be successful.  Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company’s operations and business environments.  These are described more fully in the Valentis Annual Report on Form 10-K for the period ended June 30, 2002 and Quarterly Report on Form 10-Q for the period ended September 30, 2002, each as filed with the Securities and Exchange Commission.

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